Exhibit 16.1

Virtual Closet, Inc.

4th Floor, Dongxing Building, 1 Xinke Road

Xi’an, Shaanxi, PRC

May 10, 2010

Chang G. Park, CPA, PhD
San Deigo, CA
Gentlemen:

We are hereby notifying you that effective as of the date hereof Chang G. Park, CPA, PhD. is hereby terminated as Virtual Closet, Inc.’s independent registered public accounting firm.

Enclosed is a copy of the Current Report the Company intends to file on May 10, 2010 on SEC Form 8-K under item 4.01 disclosing the change in accountants. Please review the Form 8-K and its disclosures and provide us with your firm’s written consent to file the accountant’s letter to be included as Exhibit 16 to the Form no later than May 10, 2010.

Sincerely,

/s/ Dongke Zhao
Dongke Zhao
Chief Executive Officer